Exhibit 99.1

Bulldog Technologies Adds Regional Sales Professional to Team

Stoochnoff Brings Extensive Sales Experience to Bulldog

RICHMOND, British Columbia, Canada, January 26, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, today announced the addition of Mark Stoochnoff as Regional Sales Manager to the sales team.

As Regional Sales Manager, Mark is responsible for driving sales in Canada and South America through the development of channel partners and working with the end users of Bulldog’s BOSSTM portfolio of cargo security solutions including transportation carriers and distribution centers.

Stoochnoff brings over 13 years of customer support, channel management, market development and sales experience to Bulldog. He was most recently an Account Manager at EMS Technologies (Nasdaq: ELMG). At EMS Mark concentrated his efforts on key Utility (workforce automation), Military and Transportation clients. Mark’s efforts with the US Air Force Space Command, Austrian Ministry of Defense and German Ministry of Defense helped establish the military business for EMS’ Land Mobile Division. Prior to EMS, Mark held increasing senior sales, sales management and sales support roles at Information Systems Management Corp (an IBM subsidiary), TMI Communications (now Mobile Satellite Ventures) and Canada Center for Remote Sensing as well as Manager, Sales and Marketing for NXS Solutions Americas (a subsidiary of Nexus Telecom AG). At NXS Solutions Mark headed up the North and South American Sales and Marketing efforts concentrating on the developing telco market. Mark’s Latin American success was derived in the key markets of Brazil, Colombia, and Mexico where NXS Solutions provided complex data billing and network management tools.

Mark is multilingual and is proficient in English, French, Spanish, Portuguese and Polish and has a Bachelor of Arts from Carleton University. His multilingual talents have proven to be an indispensable asset while cultivating his international Sales and Marketing activities.

“Mark brings a very high standard of sales professionalism and customer service to Bulldog,” said Richard Booth, VP Sales at Bulldog Technologies. “We look to his years of international sales experience, including South American as well as Canada, to help us achieve our sales objectives. His international contacts and relationships should help to accelerate our efforts abroad.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com